Exhibit 99.1

Pineapple Express Executes Share Exchange Agreement to Acquire a Multi-

Cannabis License Owner and Operator

Target holds equity and management rights for multiple cannabis entities in California

LOS ANGELES, March 22, 2019 – PINEAPPLE EXPRESS, INC. (OTC Grey: PNPL) (the “Company” or “Pineapple Express”), a publicly traded company that offers consulting, technology, investments, turn-key property rentals and branding concepts to businesses in the legal cannabis industry, today announced that effective March 19, 2019, it has entered into a share exchange agreement to acquire a majority stake in Pineapple Ventures, Inc. (“PVI”).

PVI holds various equity interests in multiple California-based cannabis delivery, manufacturing, cultivation, and distribution companies and/or licenses, including 30% minority equity interests in two California-based cannabis retail dispensary, consumer delivery, production, and distribution licensees, as well as additional minority 15% equity interests in three cannabis production and distribution licensees. PVI also maintains a 10% revenue share relative to management services being rendered to two separate dispensary and retail delivery licensees In addition, PVI owns a hemp CBD product distribution company (www.PineappleExpressWellness.com). Additionally, PVI holds the right and title to the profits of a cannabis lease and sublease at a 38,000 SF building in Chatsworth, California being subleased to various legally permitted cannabis operators.

The acquisition will take place in two tranches for a total of up to 80% of PVI to be acquired by the Company in exchange for an aggregate of 5 million shares of Series A Preferred Stock of Pineapple Express. The first tranche of 20% of PVI was acquired upon execution of the share exchange agreement and the remaining 60% of PVI shall be acquired within 6 months, subject to certain closing conditions including that the Company resumes, and becomes current in its filing obligations with the U.S. Securities and Exchange Commission. The Company must also structure payment arrangements with all creditors that are owed money by it.

“In bringing the wealth of assets from Pineapple Ventures to Pineapple Express, we are embarking on a new course for the Company,” said Shawn Credle, CEO of Pineapple Express. “We will continue to develop and strengthen our assets at both Pineapple Express and Pineapple Ventures while steps are being taken to finalize the acquisition with executing on tranche number two over the next few months. That final share exchange will happen when debts are retired or adequately structured, and the Company becomes current in its filing obligations with the SEC. For now, we will be launching our statewide cannabis delivery service within the next few weeks using the www.PineappleExpress.com web portal.”

About Pineapple Express, Inc.

Pineapple Express, Inc. is based in Los Angeles, California. Through our operating subsidiary Pineapple Express Consulting, Inc., we provide capital to our canna-business clientele, lease real properties to those canna-businesses, and provide consulting and technology to develop, enhance, or expand existing and newly formed infrastructures. We intend to create a nationally branded chain of cannabis retail stores under the “Pineapple Express” name, which we intend to be supported by Company-owned cultivation and processing facilities, and will feature products from Company-owned manufacturers. We currently engage in product licensing, leasing to and investing in existing and new canna-businesses, selling industry specific technology, and providing ancillary support services. We believe that our competitive advantages include our wealth of experience, business model, exclusive proprietary technology and intellectual property, and key industry contacts in an industry that is foreign to most. It is our expectation that these factors will set us apart from most of our competitors.

Forward-Looking Statements:

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. These factors include uncertainties as to the application and enforcement of U.S. and state federal laws in the cannabis industry (including to the Company’s business activities and the business activities of some of its customers and counterparties), ability to attract new canna-business clientele, successfully implementing the Company’s growth strategy (including relating to the Company’s intention to create a nationally branded and vertically integrated chain of cannabis retail stores under the “Pineapple Express” name and anticipated development of Company-owned cultivation and processing facilities), dependence on key Company personnel, timing of the filing the Company’s Form 211 with FINRA and clearing related comments, obtaining approval for the Company’s common stock to be quoted on one of the three OTC Markets, changes in economic conditions, competition and other risks including, but not limited to, those described from in the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on January 23, 2018 (the “SEC”), and other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof and the Company disclaims any obligations to update these statements except as may be required by law.

Company Contact:

Matthew Feinstein, Director

Pineapple Express, Inc.

Office: 877-310-PNPL